EXHIBIT 23.1





Independent Auditors' Consent

The Board of Directors
Crompton Corporation:

We consent to incorporation by reference in the registration statement (Nos. 33-48806 and 333-66033) on Form S-8 of Crompton Corporation of our report dated June 16, 2000, relating to the statement of net assets available for benefits of the Witco Corporation Employee Retirement Savings Plan as of
December 31, 1999, and the related statement of changes in net assets available for benefits for the year then ended, and the related schedule, included in this annual report on Form 11-K.



                                    /s/KPMG LLP


Stamford, Connecticut
June 26, 2000